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                                                                    EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                             YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                     2001     2000     1999     1998     1997
                                                    ------   ------   ------   ------   ------
                                                         (IN MILLIONS, EXCEPT FOR RATIOS)
COMPUTATION OF EARNINGS:
Income from continuing operations before income
  taxes, QUIP distributions and cumulative effect
  of change in accounting method..................  $281.7   $367.0   $185.0   $344.7   $141.1
Add (Deduct):
  Fixed charges to add back.......................   144.3    184.8    159.3    161.9    145.5
  Amortization of interest previously
     capitalized..................................     1.2      2.7      2.3      2.1      1.5
                                                    ------   ------   ------   ------   ------
Earnings..........................................  $427.2   $554.5   $346.6   $508.7   $288.1
                                                    ======   ======   ======   ======   ======
COMPUTATION OF FIXED CHARGES
Interest expense, net of capitalized interest.....  $130.0   $170.2   $143.9   $148.4   $132.5
Distrib. on quarterly income preferred
  securities......................................    18.4     18.4     18.4     16.1     10.5
Portion of rent expense representing interest.....    14.3     14.6     15.4     13.5     13.0
Capitalized interest..............................     1.4      1.0      3.5      5.1      6.8
                                                    ------   ------   ------   ------   ------
FIXED CHARGES.....................................  $164.1   $204.2   $181.2   $183.1   $162.8
                                                    ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES................    2.60     2.72     1.91     2.78     1.77
                                                    ======   ======   ======   ======   ======
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